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                                                                    NEWS RELEASE

[LOGO OF AST(R) COMPUTER]



                                                FOR IMMEDIATE RELEASE

                                                Media Contact:    Emory Epperson
                                                                  (714) 727-7958

                                                Analyst Contact:  Misty Ohmart
                                                                  (714) 727-7728



             AST RESEARCH ANNOUNCES RESIGNATION OF SENIOR OFFICERS;

                OPERATIONS REORGANIZATION; LOWER Q1 PERFORMANCE



IRVINE, Calif., Sept. 11, 1995 -- AST Research Inc. (ASTA--NASDAQ) today announced significant changes to its operations with the resignation of three senior executives, the addition of a senior vice president and a reorganization of the company's product development and marketing operations. AST also announced anticipated lower performance for the current quarter.

       Effective immediately, Jim Schraith, president, chief operating officer and a board member; Jim Wittry, senior vice president, Americas, and an officer; and Scott Smith, vice president and general manager, desktop products, and an officer; have resigned from the company. Gerald T. Devlin has rejoined the company as senior vice president, Americas, and a corporate officer. Safi Qureshey, chairman and chief executive officer and Bruce Edwards, executive vice president and chief financial officer, will share AST's presidential duties as the company searches for a new senior executive.

       AST also announced that it anticipates lower year-over-year performance for the first quarter of fiscal year 1996. Revenues are expected to be flat or slightly below levels recorded for the first quarter of fiscal year 1995 and the company anticipates posting a net loss significantly higher than the $40 million loss recorded during the prior year period. Changes to the company's internal operations may also result in additional charges recorded during the first fiscal quarter, further augmenting the currently expected net loss.

                                   --more--
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AST ANNOUNCES REORGANIZATION; LOWER Q1 PERFORMANCE
2-2-2


      "In the current quarter, AST continued to experience disappointing performance in the United States marketplace, coupled with traditional seasonal softness in the European market which was further impacted by recent industry pricing actions," said Qureshey. "It became necessary to make immediate changes to hasten the company's recovery. Each of the former executives worked through a time of significant challenge and we thank them for their efforts. However, we must look forward in our goal to get back on track and return to a market share growth position."

      "AST has given me several great opportunities for personal and professional growth over the past eight years," said Schraith. "I have been proud to play a key role in helping AST grow into a top-ten worldwide PC manufacturer. However, I feel now is the time to move on to pursue other opportunities as the company embarks on its strategic relationship with Samsung."

      AST's reorganization of corporate operations combines engineering, product development and product line marketing for the company's desktop, mobile and server products under one senior executive. In addition, the company moved corporate marketing under a separate vice president. Effective immediately, changes to the new organization include:

 . Chet Pribonic, formerly vice president and general manager, mobile products, has been named as vice president, products division;

 . Larry Fortmuller, formerly vice president and general manager, server products, is now vice president, corporate marketing.

      "AST has reorganized its business model to allow increased emphasis on engineering and product development, sales and marketing efforts," said Qureshey. "We have streamlined the structure of our server, desktop and mobile business units to leverage talent, research and development and other resources across all product lines. Our new corporate marketing organization is designed to drive sales by enhancing the company's brand awareness."

                                   --more--
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AST ANNOUNCES REORGANIZATION; LOWER Q1 PERFORMANCE
3-3-3


      AST will continue working with Samsung in pursuing the benefits of the recently-completed $377.5 million strategic investment in AST, which resulted in Samsung owning approximately 40 percent of outstanding AST shares. The agreement involves strategic relationships that include expanded and improved supplies of components used in PC manufacturing, joint product development, OEM arrangements and cross-licensing of patents. The company also has retained The Boston Consulting Group to quickly develop strategies to strengthen AST's competitive position and make specific recommendations to help get AST back on track.

      In rejoining AST as senior vice president, Americas, Gerald Devlin is responsible for overseeing sales and service functions throughout the United States, Canada and Latin America. Devlin previously served as vice president, sales and service, Americas, from January 1993 to June, 1994. Most recently, he served at Xerox Corp. as vice president, worldwide sales.

      "We are excited to have Jerry return to AST," said Qureshey. "During his former tenure, revenue increased substantially, with strong representation in the VAR and consumer channel. Jerry's commitment to the reseller channel and customer satisfaction, along with intense awareness of costs and deliverability, is a highly-motivating combination of strengths. In addition, he already knows our operations and will quickly come up to speed in our quest to move forward."

CORPORATE BACKGROUND

      AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The $2.468 billion company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and home office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax:
(714) 727-9355.
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